Free Writing Prospectus

Filed pursuant to Rule 433

To Prospectus dated October 25, 2017

Preliminary Prospectus Supplement dated February 27, 2019

Registration Statement File No. 333-221127

Stanley Black & Decker, Inc.

Offering of:

$500,000,000 3.400% Notes due 2026 (the “Notes”)

(the “Offering”)

Term Sheet

February 27, 2019

The information in this pricing term sheet relates to the Offering and should be read together with the preliminary prospectus supplement dated February 27, 2019 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein and the related base prospectus dated October 25, 2017, filed pursuant to Rule 424(b) under the Securities Act of 1933 (Registration Statement File No. 333-221127). Terms used but not defined herein, with respect to the Offering, have the meanings ascribed to them in the Preliminary Prospectus Supplement.

Issuer:	Stanley Black & Decker, Inc. (NYSE: SWK)

Trade Date:	February 27, 2019

Settlement Date (T+2):	March 1, 2019

Title of Security:	3.400% Notes due 2026

Principal Amount:	$500,000,000

Maturity Date:	March 1, 2026

Coupon:	3.400% accruing from March 1, 2019

Interest Payment Dates:	March 1 and September 1, commencing September 1, 2019

Benchmark Treasury:	2.625% due January 31, 2026

Benchmark Treasury Price / Yield:	100-10+ / 2.573%

Spread to Benchmark Treasury:	T + 85 bps

Yield to Maturity:	3.423%

Price to Public:	99.858% of the Principal Amount, plus accrued interest, if any, from the Settlement Date

Optional Redemption Provision:

Make-Whole Call:	Prior to January 1, 2026 (the date that is two months prior to the maturity date), make-whole call at Treasury rate plus 15 bps

Par Call:	At any time on or after January 1, 2026

CUSIP / ISIN:	854502 AK7 / US854502AK74

Day Count Convention:	30/360

Payment Business Days:	New York

Expected Ratings*:	Moody’s: Baa1 (Stable) S&P: A (Stable) Fitch: A- (Stable)

Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. RBC Capital Markets, LLC Wells Fargo Securities, LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement, including a prospectus, with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies may be obtained by contacting Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by emailing at prospectus@citi.com, or by calling at (800) 831-9146; Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, New York 10005, or by emailing at prospectus.CPDG@db.com or by calling at (800) 503-4611; RBC Capital Markets, LLC, 200 Vesey Street, 8th Floor, New York, New York 10281, Attention: Transaction Management, or by emailing at rbcnyfixedincomeprospectus@rbccm.com, or by calling at (866) 375-6829, or by fax at (212) 658-6137; and Wells Fargo Securities, LLC, 608 2nd Avenue South, Suite 1000, Attention: WFS Customer Service, Minneapolis, Minnesota 55402, or by emailing at wfscustomerservice@wellsfargo.com, or by calling (800) 645-3751.

This communication should be read in conjunction with the Preliminary Prospectus Supplement and the accompanying base prospectus. The information in this communication supersedes the information in the Preliminary Prospectus Supplement and the accompanying base prospectus to the extent inconsistent with the information in the Preliminary Prospectus Supplement and the accompanying base prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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